Exhibit 99.1

VAALCO ENERGY COMPLETES $65 MILLION REVOLVING CREDIT FACILITY

HOUSTON – February 4, 2014 – VAALCO Energy, Inc. (NYSE: EGY) today announced that it has executed a loan agreement with the International Finance Corporation (IFC) for a $65 million reserve based loan facility secured by the assets of the Company’s Gabon subsidiary which owns the Company’s interest in the Etame Marin block, offshore Gabon. The loan facility will be used to support the Company’s development program in Gabon.

Steve Guidry, CEO, commented, “VAALCO’s strong financial position is a key competitive advantage and with this credit facility, we have significantly enhanced our financial flexibility. With the proceeds of this facility, we will invest in the continued development of the Etame Marin block, including our ongoing drilling program and the two additional production platforms scheduled for installation in 2014. We will also now have more scope to allocate operating cash flow and the cash we have on hand to invest in value accretive development, exploration and acquisition opportunities.”

As of the end of the third quarter of 2013, the Company had unrestricted cash of $100.5 million with no outstanding debt.

Forward-Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this document that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include expected capital expenditures, future drilling plans, prospect evaluations, objectives and operations, and reserve growth. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, general economic conditions, oil and gas price volatility, the Company’s success in discovering, developing and producing reserves, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks, and regulatory changes. These and other risks are further described in VAALCO’s annual report on Form 10-K for the year ended December 31, 2012, its Form 10-Q for the third quarter filed on November 7, 2013, and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 300, Houston, Texas 77027, (713) 623-0801. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities. The company’s properties and exploration acreage are located primarily in Gabon, Angola and Equatorial Guinea in West Africa.

Investor Contact	Media Contact
Gregory R. Hullinger	Tim Lynch / Jed Repko
Chief Financial Officer	Joele Frank, Wilkinson Brimmer Katcher
713-623-0801	212-355-4449